Exhibit 10.2

Letter Agreement between Insight Acquisition Corp. and Jeff Gary

This letter agreement dated April 4, 2024 (“Letter Agreement”) is between Insight Acquisition Corp, a Delaware corporation (the “Company”) and Jeff Gary, <insert address> (“Mr. Gary“).

WHEREAS, the Company has been required by its independent auditors to replace Mr. Gary as Chief Financial Officer, and Mr. Gary has agreed to pay the Company in advance for the costs and expenses associated with the engagement of a new Chief Financial Officer.

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Mr. Gary acknowledges and consents to the Company entering into the Seaton Hill Executive Services Agreement dated April 4, 2024 (the ”Agreement”) to engage Glenn Worman to serve as Chief Financial Officer of the Company as Mr. Gary’s replacement.

2.       Mr. Gary acknowledges and agrees to pay all fees and compensation set forth in Exhibit B of the Agreement. Mr. Gary will tender all payments to the Company, and the Company will pay Seaton Hill’s such fees and compensation directly. Mr. Gary acknowledges and agrees to pay the Upfront Retainer of $50,000 as set forth in the Agreement by April 5, 2024.

3.       The Agreement provides that Fees for services beyond the first 140 hours are chargeable at a hourly rate of $350 per hour (the “Additional Fees”) and that the Additional Fees will be billed semi-monthly in arrears on the 15th day and last day of each month. Mr. Gary acknowledges and agrees that he will pay the Additional Fees to the Company within two (2) business days of receiving notice from the Company of the amount of Additional Fees due.

4.       Mr. Gary, further, acknowledges and agrees that he will pay for all of Mr. Worman’s travel and other expenses as approved by the Company (the “Approved Expenses”). Mr. Gary acknowledges and agrees that he will pay the Approved Expenses to the Company within two (2) business days of receiving notice from the Company of the amount of Approved Expenses due.

5.       Defined terms from the Agreement will have the same meaning ascribed to them in this Letter Agreement.

6.       This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any conflicts of laws principles of the State of New York or any other jurisdiction that would call for the application of the law of any jurisdiction other than the State of New York. In connection with any dispute under this Agreement, Mr. Gary consents to the jurisdiction of any state or federal court sitting in New York County, New York

7.       Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Sincerely,

Insight Acquisition Corp		Jeff Gary

By:	/s/ Michael Singer	By:	/s/ Jeff Gary
Michael Singer, Executive Chairman